UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE l4A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240. l4a-l2

TEXAS PACIFIC LAND CORPORATION

(Name of Registrant As Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

As noticed on February 14, 2023, Texas Pacific Land Corporation (the “Company” ) adjourned its 2022 annual meeting of stockholders (as further adjourned, the “2022 Annual Meeting”) until May 18, 2023, at 10:30 am Central Time at the Company’s offices located at 1700 Pacific Avenue, Suite 2900, Dallas, Texas. The adjournment was solely with respect to Proposal 4, which is the proposal to approve an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of Company common stock (the “Authorized Shares Amendment”), as set forth in the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed on October 7, 2022 with the Securities and Exchange Commission (the “SEC”) in connection with the 2022 Annual Meeting.

The record date for the 2022 Annual Meeting remains the close of business on September 22, 2022 (the “Record Date”). Stockholders other than the Investor Group[1] who have already voted do not need to recast their votes unless they wish to change their votes on the Authorized Shares Amendment. Stockholders of record who have not already voted or wish to change their vote on the Authorized Shares Amendment may do so by following the instructions provided in the voting instruction form or proxy card accompanying the Proxy Statement.

As a follow-up to the Company’s Schedule 14A, dated February 14, 2023, in which the Company disclosed that the 2022 Annual Meeting would reconvene following a trial with the Investor Group regarding the Investor Group’s votes concerning the Authorized Shares Amendment, the Delaware Court of Chancery held a public trial on April 17, 2023. See Texas Pacific Land Corp. v. Horizon Kinetics LLC, No. 2022-1066-JTL (Del. Ch.).

Further, the Company has determined to voluntarily make the supplemental disclosure set forth below to supplement the Company’s proxy materials for the 2022 Annual Meeting (the “Supplemental Disclosure”). Nothing in the Supplemental Disclosure shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein or in any other proxy materials of the Company.

SUPPLEMENTAL DISCLOSURE TO PROXY STATEMENT

The following supplemental information should be read in conjunction with the Proxy Statement and all other proxy materials of the Company, which should be read in their entirety. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement or any other proxy materials of the Company, the information in this supplement shall supersede the information in such proxy materials.

On November 8, 2022, the Company sent a letter to stockholders (the “Stockholder Letter”). The Stockholder Letter referenced and included an infographic. The Company filed the Stockholder Letter with the SEC on November 8, 2022, but inadvertently did not include the infographic attachment. That infographic is filed as Exhibit A hereto and incorporated herein by reference. As the infographic reflects, the passage of the Authorized Shares Amendment in and of itself would not dilute stockholders. Further, as stated in the Proxy Statement, the issuance of any additional shares of Common Stock may have the effect of diluting the percentage of stock ownership of stockholders of the Company.

[1] The Investor Group consists of Horizon Kinetics LLC, Horizon Kinetics Asset Management LLC, SoftVest Advisors LLC, and SoftVest, L.P.

In the Stockholder Letter, the Company directly quoted a comment from Glass Lewis reading “[t]he Company currently does not currently have sufficient shares available for issuance to meet its existing obligations. We are concerned that the Company is unable to meet its current and potential obligations and believe it is important that the Company obtain additional common shares available for issuance in the future.” As of today, the Company does not, and at the time of the Stockholder Letter, the Company did not, have sufficient shares available for issuance to meet its potential obligations with respect to all awards that could potentially be issued under its stockholder-approved incentive plans. However, the Company does have, and at the time of the Stockholder Letter did have, sufficient shares available for issuance from stock held in treasury to meet current and then-existing obligations for awards issued under the incentive plans. Furthermore, the Board of Directors of the Company (the “Board”) and Compensation Committee has no current intention of issuing any awards under the incentive plans for which the Company would not be able to meets its obligations to deliver common stock. Moreover, further to disclosures by the Company in its Annual Reports on Form 10-K for the period ended December 31, 2021 and for the period ended December 31, 2022, the Company continues to believe that cash from operations, together with its cash and cash equivalents balances, will be sufficient to meet ongoing capital expenditures, working capital requirements and other cash needs for the foreseeable future.

In its proxy materials, the Company disclosed that the Board approved the adoption of the Authorized Shares Amendment. As the Investor Group stated publicly during the above-referenced trial, the Board’s adoption of the resolution recommending that stockholders consider and vote in favor of the adoption of the Authorized Shares Amendment was not unanimous. The resolution was adopted by an 8-to-2 Board vote, with Messrs. Stahl and Oliver dissenting. The Board acts as a governing body and as a matter of policy, the Company does not disclose specific votes by members of its Board or Board votes in general, unless required by 17 CFR § 240.14a-101 (Item 4(a)(1) of Schedule 14A) or other applicable law, and expects to continue that practice in the future.

As the Investor Group also stated publicly during the above-referenced trial, the Company has an ad hoc special committee (the “Ad Hoc Strategic Acquisitions Committee”). On February 11, 2022, the Board unanimously approved the formation of the Ad Hoc Strategic Acquisitions Committee. The Committee has no power to approve any potential transaction, and instead was created to review, analyze and assess potential acquisitions and make one or more recommendations to the Board regarding any such potential acquisitions. Directors Duganier, Epps, Kurz and Best serve on the Ad Hoc Strategic Acquisitions Committee; each Board member has attended at least one meeting of the Committee; and any member of the Board may attend any meetings of the Ad Hoc Strategic Acquisitions Committee or any other committee of the Board, absent any potential conflicts. Since its formation, the Ad Hoc Strategic Acquisitions Committee has not recommended any potential acquisitions that would involve the issuance or use of stock to the Board for approval. As a matter of policy, the Company does not disclose ad hoc committees of its Board, unless required by 17 CFR § 229.407 (Item 407(b)(3) of Regulation S-K) or other applicable law, and expects to continue that practice in the future.

Exhibit A

VOTE "FOR" PROPOSAL 4
TO INCREASE AUTHORIZED COMMON STOCK

The Board recommends that stockholders vote in favor of Proposal 4 to increase Texas Pacific's authorized shares

Consistent with our value creation strategy, which has delivered strong outperformance

TPL shares have greatly appreciated over last 5 years under current leadership

$3,000
$2,000
$1,000
$ -
470% Increase
11/02/2017
11/02/2022

Relative outperformance driven by disciplined strategy and commitment to robust returns of capital

Total Stockholder Return(1)
Texas Pacific
Public Mineral Co.(2) Avg
S&P 500
522%
43%
46%
297%
77%
23%
90%
67%
(21%)
5-Year
3-Year
YTD

Supports ability to enhance shareholder value

- ✓ *Provides **flexibility** to use shares to **generate more stockholder value***
- ✓ *Board will be **disciplined** in using shares for **accretive, value-enhancing transactions***
- ✓ *Remain committed to **returning substantial amounts of capital to stockholders***
- ✓ *Continues **track record of thoughtful, disciplined investments,** including investment into Water Services and Operations*

- × *Does **NOT** dilute your ownership*
- × *Does **NOT** impact the financial profile of the Company*
- × *Does **NOT** permit the use of shares in any transaction without Board approval, and in certain cases, **stockholder approval***

Proposed 3-to-1 stock split enhances attractiveness of shares

- *Expected to **enhance trading liquidity***
- *Potential to **attract a broader investor base**, thereby **increasing demand for shares***

ALL PROXY ADVISORS RECOMMEND SHAREHOLDERS VOTE "FOR" PROPOSAL 4

ISS ✓ GLASS LEWIS ✓ Egan-Jones Proxy Services ✓

YOUR VOTE IS CRITICAL – VOTE "FOR" PROPOSAL 4 AND WITH THE BOARD'S RECOMMENDATIONS ON ALL OTHER ITEMS TODAY

Source: Company data, FactSet, ISS, Glass Lewis, and Egan-Jones.
Note: Data based on FactSet as of 11/02/22.
(1) Based on FactSet; total stockholder returns represent compounded returns with dividends reinvested.
(2) Consists of public companies with mineral royalties: MNRL, PSK (PrairieSky Royalty), VNOM, STR, BSM.